Transcript: OCC –Q2 2025 Earnings Conference Call – 6/5/25 11:00 AM EST	Exhibit 99.2

Corporate Speakers:

Spencer Hoffman Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Tracy Smith Optical Cable Corporation - SVP & CFO

Conference Call Participants:

Manny Stoucakis Geo Investing – Analyst

PRESENTATION

Operator

Good morning. My name is Madison, and I will be your conference operator today. At this time, I would like to welcome you to Optical Cable Corporation's second quarter of fiscal year 2025 earnings conference call. (Operator Instructions)

Mr. Hoffman, you may begin your conference.

Spencer Hoffman Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Good morning, and thank you for joining us for Optical Cable Corporation's second quarter of fiscal year 2025 conference call. By this time everyone should have a copy of the earnings press release issued earlier today. You can also visit www.occfiber.com for a copy.

On the call with us today are Neil Wilkin, President and Chief Executive Officer of OCC, and Tracy Smith, Senior Vice President and Chief Financial Officer.

Before we begin, I'd like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors and risks including, but not limited to, those factors referenced in the forward-looking statements section of this morning's press release. These cautionary statements apply to the contents of the Internet webcast on www.occfiber.com as well as today's call.

With that, I'll turn the call over to Neil Wilkin. Neil, please begin.

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Thank you, Spencer. And good morning, everyone.

I will begin the call today with a few opening remarks. Tracy will then review the second quarter results for the three-month and six-month periods ended April 30, 2025 in some additional detail. After Tracy's remarks, we will answer as many of your questions as we can. As is our normal practice, we will only take questions from analysts and institutional investors during the Q&A session.

Transcript: OCC –Q2 2025 Earnings Conference Call – 6/5/25 11:00 AM EST	Exhibit 99.2

However, we also offer other shareholders the opportunity to submit questions in advance of our earnings call. Instructions regarding such submissions are included in our press release announcing the date and time of our call.

During the second quarter, the OCC team delivered net sales growth and gross profit growth on both a year-over-year and a sequential basis. Strong execution by the OCC team, coupled with our significant operating leverage, also enabled us to deliver improved gross profit margins as we realized improved manufacturing efficiencies over higher production volumes.

We continue to see positive industry trends from which we believe OCC will continue to benefit as the year progresses. At the end of our second quarter of fiscal 2025, our sales backlog and forward load had increased to $7.2 million compared to $6.6 million as of January 31, 2025, and $5.7 million as of October 31, 2024.

We are confident our focus on executing our growth strategies and capitalizing on operating efficiencies will drive positive results this year, including opportunities for gross profit margin expansion with increased production volume, as we benefit from OCC's significant operating leverage.

I'm proud of the OCC team whose hard work allowed us to deliver a strong start to the first half of fiscal 2025 in a dynamic market environment. As we look ahead to the second half of the year, we remain focused on disciplined execution and capitalizing on growth opportunities to drive shareholder value.

And with that, I'll turn the call over to Tracy, who will review in additional detail our second quarter of fiscal year 2025 financial results.

Tracy Smith Optical Cable Corporation - SVP & CFO

Thank you, Neil. Consolidated net sales for the second quarter of fiscal 2025 increased 8.9% to $17.5 million compared to net sales of $16.1 million for the same period last year, resulting from increases in net sales in our specialty markets, while our enterprise markets were relatively stable.

Sequentially, net sales increased 11.5% during the second quarter of fiscal year 2025 compared to net sales of $15.7 million for the first quarter of fiscal 2025. We experienced sequential increases in both our enterprise and specialty markets during the second quarter compared to the first quarter of fiscal year 2025.

Consolidated net sales for the first half of fiscal 2025 were $33.3 million, an increase of 7.5% as compared to net sales of $31 million for the first half of fiscal 2024, with sales increases in both our enterprise and specialty markets.

As Neil mentioned, at the end of our second fiscal quarter of 2025, our sales order backlog and forward load increased to $7.2 million compared to $6.6 million as of January 31, 2025, and $5.7 million as of October 31, 2024.

Turning to gross profit. Our gross profit increased 32.1%, or $1.3 million, to $5.3 million in the second quarter of fiscal 2025 compared to $4 million for the same period last year. Gross profit margin, or gross profit as a percentage of net sales, increased to 30.4% in the second quarter of fiscal 2025, up from 25.1% in the second quarter of fiscal 2024 and 29.4% for the first quarter of fiscal year 2025.

Gross profit was $10 million in the first half of fiscal 2025, an increase of 28.5% compared to $7.8 million in the first half of fiscal 2024. Gross profit margin was 29.9% in the first half of fiscal 2025 compared to 25% in the first half of fiscal 2024.

Transcript: OCC –Q2 2025 Earnings Conference Call – 6/5/25 11:00 AM EST	Exhibit 99.2

Gross profit margin for the second quarter and first half of fiscal 2025 was positively impacted by production efficiencies created by higher volumes and the resulting positive impact of our operating leverage. Additionally, our gross profit margin percentages are heavily dependent upon product mix on a quarterly basis and may vary based on changes in product mix.

SG&A expenses increased to $5.7 million in the second quarter of fiscal year 2025 compared to $5.3 million for the same period last year. SG&A expenses as a percentage of net sales were 32.7% in the second quarter of fiscal 2025 compared to 33% in the prior year period. By comparison, SG&A expenses as a percentage of net sales were 34.7% during the first quarter of fiscal year 2025.

The increase in SG&A expenses during the second quarter and first half of fiscal year 2025 compared to the same periods last year was primarily the result of increases in employee and contracted sales personnel-related costs and shipping costs. Included in employee and contracted sales personnel-related costs are compensation costs and sales incentives.

OCC recorded a net loss of $698,000, or $0.09 per basic and diluted share, for the second quarter of fiscal 2025, compared to a net loss of $1.6 million, or $0.21 per basic and diluted share, for the second quarter of fiscal 2024.

OCC recorded a net loss of $1.8 million, or $0.23 per basic and diluted share, for the first half of fiscal year 2025 compared to $3 million, or $0.39 per basic and diluted share, for the first half of fiscal year 2024.

With that, I'll turn the call back over to you, Neil.

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Thank you, Tracy. And now if any analysts or institutional investors have questions, we are happy to answer them. Madison, if you could please indicate the instructions for our participants to call in any questions they may have, I'd appreciate it. And again, we are only taking live questions from analysts and institutional investors.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions)

And we will take our first question from Manny Stoucakis with Geo Investing.

Manny Stoucakis Geo Investing – Analyst

Hi, how are you guys doing? On your last call you guys talked about the significant demand from data centers. I wanted to know if you can tell us about -- it seems like the focus is not there to grow in that area, especially given that you guys do have an operating facility in Dallas, there's tremendous infrastructure spend kind of booked out through 2029.

Transcript: OCC –Q2 2025 Earnings Conference Call – 6/5/25 11:00 AM EST	Exhibit 99.2

I know there's other U.S. manufacturing advantage in case it becomes all domestic. NVDIA, TSSI, Dell are all in that Round Rock, Texas area. What am I missing? Why aren't we taking more advantage of this opportunity?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Well, the data center market is divided into several different categories. And what's getting the most press and what you're hearing about NVIDIA and others, those are really at the hyperscale level. And so that is a different type of product set than what OCC provides. We haven't really targeted hyperscale data centers.

We do have sales in the data center markets for Tier 2 and Tier 3, which is really the multi-tenant data centers and also in enterprise, and we're also looking to see how we can better address those markets.

One of the things we did this year is we've added loose tube product offering to our products and some of those are used in data centers, in some cases, in addition to tight buffer so we're seeing some benefit of that. I think that there's more opportunity that we haven't taken advantage of yet, but a lot of what you're hearing is really at that hyperscale level.

Manny Stoucakis Geo Investing – Analyst

Well, I hear what you're saying on the hyperscale, but there are many small players who have a niche contribution to the data center market and they're really focusing on that area and starting to see extreme benefits. Like I said, you can look at TSSI and the rack integration. There's other ones in the cooling like TZIM.

So I just was wondering, I know you touched on it on the last conference call and I just wanted to see if the focus and the growth opportunity is still there and if this is something you're starting to see a little bit of momentum in, but it sounds like it's a little bit more slow-go than maybe it was anticipated or?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

We are starting to see some movement in that area, but it hasn't been a major part of our sales at the moment. We're seeing more growth in the areas like military, which is more squarely in our wheelhouse, but we are seeing opportunities in data centers and believe that we will benefit from that, but it will be smaller data centers. We appreciate your question. Thank you.

Operator

Thank you. And it appears that there are no further questions at this time. I will now turn the call back to Mr. Wilkin for closing remarks.

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Well, before that Madison, what we will do is we've had some individual investors submit questions in advance. And Spencer, if you’d read the questions, Tracy and I will address those.

Transcript: OCC –Q2 2025 Earnings Conference Call – 6/5/25 11:00 AM EST	Exhibit 99.2

Spencer Hoffman Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Sure. So the first question, can you give a sense of potential operational leverage? For example, what your upside scenario can look like if revenue begins to jump while costs remain fixed? What could that look like?

Tracy Smith Optical Cable Corporation - SVP & CFO

I'll take that one. The best sense of operational leverage can be seen in our historic quarterly results. Because product mix also plays a significant role in our gross profit margin, it is difficult to predict or forecast how operational leverage will impact a specific quarter. However, we know that when certain fixed costs are spread over larger volumes, we benefit from that.

Additionally, while we're a smaller reporting company that requires significant fixed costs related to being a public company, we also believe that we can increase sales to much higher levels without increasing those types of fixed costs at a similar level.

Hopefully, that gives some indication of how operational leverage can impact our results at higher sales levels. Also, if you review Neil's letter to the shareholders in our 2024 annual report, you'll see some descriptions, graphs and data regarding OCC's operating leverage over varying sales levels.

Spencer Hoffman Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thank you. The next question. What percentage of the business is related to copper and related to fiber or which one is bigger? Is it correct to say that copper market size declines and fiber is growing?

Tracy Smith Optical Cable Corporation - SVP & CFO

Well, we don't generally disclose information related to what percentage of our business is related to copper and what percentage is related to fiber. I can say that fiber is definitely the biggest portion of our business. However, even some of our fiber cables are what we call hybrid and include both fiber and copper. But having said that, the market for copper is still significant.

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Do you want to go to the next question, Spencer?

Spencer Hoffman Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thank you, Tracy. For the next question, can you update us on data centers and AI opportunity? Are there any changes over the last quarters?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

So Spencer, this is Neil. And I think I've addressed most of that question in response to the question we got previously.

Transcript: OCC –Q2 2025 Earnings Conference Call – 6/5/25 11:00 AM EST	Exhibit 99.2

We do see sales in the data center applications, but currently, it has not been significant, but we believe there are and will be additional opportunities for OCC in the future, particularly in the Tier 2 and Tier 3 data centers.

We are evaluating our cable and connectivity offerings on an ongoing basis in order to address the needs of our customers and end users in our targeted markets. And as I've mentioned before, we have added loose tube fiber cable products to our offering, which also opens up some additional data center opportunities.

Spencer Hoffman Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Neil. For the next question, can you provide an update on the company outlook and how it compares to the situation at the end of Q1 and Q4?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Yes. As you all know OCC does not provide any forward-looking guidance. That said, we have disclosed in our public filings our sense of our market and industry trends and where we think the market is going. You'll recall that in the beginning of OCC's Q4 2024, the industry had come out of what had been a significant slowdown for approximately five quarters. We saw the benefit of that in that market improvement in Q4 and in our results.

In Q1 of 2025, we grew 6% compared to the prior year, and we saw an increase in our backlog compared to Q4. And as we announced today in Q2 2025, we grew 8.9% compared to the prior year, and we saw another increase in our backlog compared to the end of Q1. Of course, OCC's sales have long been subject to seasonality with the first half of the year typically having lower sales than the second half of the year. We believe we are seeing positive trends. And at this time we are optimistic looking at the second half of fiscal year 2025.

Spencer Hoffman Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Neil. The next question is, can you provide an update on tariffs impact and also if you're benefiting at all from Build in America trends?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Thank you. So like others, OCC has seen impact from tariffs. However, what we've experienced has been less of an impact in our supply chain than we believe others in our industry have experienced. OCC's three manufacturing facilities are all located in the U.S. and, of course, we benefit from that fact.

We have seen impacts from tariffs on certain products and also some in our exports. And tariffs, as you all know. can be further down the supply chain, and it's not simply who our supplier is, but who our supplier's supplier is, and so it ends up being a little bit complicated. We do continue to monitor the rapidly changing tariff landscape and are making appropriate adjustments.

Transcript: OCC –Q2 2025 Earnings Conference Call – 6/5/25 11:00 AM EST	Exhibit 99.2

Spencer Hoffman Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Neil. Next question. The backlog that you report each quarter, is it more of a sign of next quarter demand or full year demand?

Tracy Smith Optical Cable Corporation - SVP & CFO

The backlog and forward load that we report each quarter includes all confirmed orders for product regardless of when it is expected to ship. So some orders are placed with a short lead time to ship date and some are placed well in advance by the customer for shipment months into the future, depending on the project needs. So it can be demand for the next quarter or later.

Spencer Hoffman Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thank you. Next question. Do you expect to see sequential revenue growth over the next few quarters?

Tracy Smith Optical Cable Corporation - SVP & CFO

Well, we don't provide revenue guidance. However, as we have disclosed previously we do generally see some seasonality in our sales with sales typically heavier in the second half of the fiscal year. For example, in fiscal year 2024, approximately 46% of our sales occurred during the first half of the fiscal year and approximately 54% of our sales occurred during the second half of the fiscal year, primarily due to the seasonality impact. Other factors can make a difference to that seasonality impact though.

Spencer Hoffman Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thank you. And now the final question. What gross margin would the company be able to achieve at full capacity?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

So not surprisingly, we can't provide specific gross profit margin that we will experience at specific sales levels or if you're looking at a production volume capacity measure because the answer is very dependent on product mix and that makes up that additional production volume. However, I would point to the gross margins OCC achieved in the past at higher volumes including Q4 2024 and in Q1 and Q2 2023 before the industry slowdown, it impacted OCC's top line revenues during the approximate five quarters during the industry slowdown. Also based on what we've seen, we experienced less of a slowdown than a lot of our competitors did, and so I think that goes to the diversification of our product offering.

Also, Tracy previously mentioned in my letter to shareholders included in our annual report, we talk a lot about the operating leverage and give some graphs and data that I think would be useful for Marc to look at and get a sense of where we see differences as we grow.

Spencer Hoffman Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Well thank you, Neil. That was the last question.

Transcript: OCC –Q2 2025 Earnings Conference Call – 6/5/25 11:00 AM EST	Exhibit 99.2

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Okay. Well, I appreciate everyone who has submitted questions and those that asked questions and I want to thank everyone for listening to our second quarter of fiscal year 2025 conference call. As always, we appreciate your time and your investment in Optical Cable Corporation. Thank you.

Operator

Thank you. This does conclude today's presentation. Thank you for your participation. You may disconnect at any time.